Exhibit 10.2

EXECUTION COPY

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of the 11th day of September 2017 (the “Effective Date”) by and between ALBANY ROAD-100 DOMAIN LLC, a Delaware limited liability company (“Landlord”) and VAPOTHERM, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease between Landlord and Tenant dated September 30, 2016 (the “Existing Lease”). Landlord is leasing to Tenant certain premises consisting of 50,879 rentable square feet (the “Original Premises”) in the building known as 100 Domain Drive, Exeter, New Hampshire, as more particularly described in the Existing Lease; and

WHEREAS, Tenant desires to lease from Landlord additional space in the building, as more particularly shown on the plan attached hereto as Exhibit A; and

WHEREAS, the Original Term of the Existing Lease expires November 30, 2023; and

WHEREAS, Landlord and Tenant mutually desire to amend the Existing Lease to provide for Tenant’s additional space in the Building, to extend the Original Term, and to make other such amendments, all subject to and upon the terms and conditions hereinafter provided; and

WHEREAS, capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Existing Lease; and

WHEREAS, the Existing Lease, as amended by this First Amendment, is referred to herein as the “Lease”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Original Term. Notwithstanding any provision of the Existing Lease to the contrary, the Original Term of the Existing Lease shall expire on the day immediately preceding the eighth (8th) anniversary of the Second Expansion Date, as defined herein, or earlier as otherwise provided in the Existing Lease.

2.    First Expansion Premises. Effective as of the Substantial Completion of the First Expansion Premises Work (as hereinafter defined) (the “First Expansion Date”), Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, the First Expansion Premises. As used herein, the term “First Expansion Premises” shall mean approximately 16,823 rentable square feet of office space (such space shall be included in the definition of Office Space in the Existing Lease), and approximately 3,279 rentable square feet of research and development space, for a total of 20,102 rentable square feet. The office space portion of the First Expansion Premises is shown on the plan attached hereto as Exhibit A as “Vapotherm 1st Expansion est. 7,735 SF” and

“Vapotherm 1st Expansion est. 9,088 SF” (the “Bauer Space”). The research and development space portion of the First Expansion Premises is shown on the plan attached hereto as Exhibit A as “Vapotherm 1st Expansion est. 3,279 SF” (for the sake of clarity, the same space also shown in the second diagram on Exhibit A as “Current Storage”). For purposes hereof, the existing Office Space shall be deemed part of the Expansion Premises (as hereinafter defined) with respect to any renovations or improvements set forth in the Expansion Premises Plans (as hereinafter defined). Prior to the First Expansion Date, each party shall have the right to have the rentable square feet of the First Expansion Premises measured in accordance with the terms of the Existing Lease. Effective as of the First Expansion Date, and continuing through the expiration or earlier termination of the term, Tenant shall be entitled to possession of the Original Premises and the First Expansion Premises, and all references in the Lease to the “Premises” shall refer collectively to the Original Premises and the First Expansion Premises, and shall consist of a total of 70,981 rental square feet (subject to each party’s right to re-measure the Expansion Premises).

3.    Condition of First Expansion Premises; First Expansion Premises Work. As used in this Lease, the term “First Expansion Date” shall mean the first to occur of the following: (a) the date on which Landlord delivers possession of the First Expansion Premises with the First Expansion Premises Work Substantially Complete, or (b) if the date of Substantial Completion of the First Expansion Premises Work is delayed by reason of Tenant Delay(s), the date on which First Expansion Premises Work would have been Substantially Completed but for such Tenant Delay(s). The estimated First Expansion Date is January 1, 2018. Tenant shall be granted access to the First Expansion Premises no later than thirty (30) days prior to the First Expansion Date for the purpose of installing telecommunications and business equipment. No rent, Additional Rent, utilities or any other charges under the Lease will be charged during the early access period. Landlord agrees to deliver possession of the First Expansion Premises to Tenant with the First Expansion Premises Work Substantially Completed, all in accordance with the provisions of the work letter attached hereto as Exhibit B (the “Expansion Premises Work Letter”) and in a good and workmanlike manner and in compliance with all legal requirements. Landlord warrants that the roof, exterior skin and all structural elements of the Building and buildings included in the First Expansion Premises and any portion of the First Expansion Premises, including all HVAC, mechanical, electrical, plumbing, loading docks (including dock equipment and dock doors), and life safety systems serving the First Expansion Premises shall be delivered to Tenant in good working order and have a useful life of at least the length of the Original Term. Should any of these capital items located in or serving the First Expansion Premises need replacement during the Original Term, Landlord, at its sole cost and expense, shall be responsible for the cost of replacement and no such cost will be passed on to the Tenant, except to the extent such costs are Permitted Capital Expenditures or to the extent such replacement is occasioned by an act or negligence of Tenant, its agents, employees, invitees, or licensees. Notwithstanding anything in this First Amendment to the contrary, Landlord shall deliver the Bauer Space on or before November 1, 2017. Tenant shall not be required to pay rent on the Bauer Space until the First Expansion Premises Rent Commencement Date (as hereinafter defined).

4.    Annual Fixed Rental - First Expansion Premises. Commencing on the First Expansion Premises Rent Commencement Date, Tenant shall pay to Landlord an annual fixed rental, without offset or deduction, on the Original Premises and the First Expansion Premises in accordance with the terms of the Existing Lease as follow:

Lease Year	Annual Fixed Rental	Monthly Fixed Rental
1	$1,312,689.00	$109,390.73
2	$1,331,552.00	$110,962.69
3	$1,351,104.00	$112,591.96
4	$1,370,838.00	$114,236.53
5	$1,391,270.00	$115,939.18
6	$1,412,403.00	$117,700.29
7	$1,433,734.00	$119,477.87

As used herein, the “First Expansion Premises Rent Commencement Date” shall be the date on which Tenant has accumulated “free base rent” on the First Expansion Premises in an amount equal to $125,000. For the purposes of calculating such “free base rent”, the first day of the free rent period shall be the First Expansion Date, rent on the First Expansion Premises shall be calculated at $18.40 per rentable square foot, and the First Expansion Premises shall be deemed to be 20,102 rentable square feet, subject to re-measurement as set forth herein. When the First Expansion Premises Rent Commencement Date is finally determined, the parties hereto shall execute a letter in which the First Expansion Premises Rent Commencement Date, the First Expansion Date, and the Original Term dates are confirmed. Until the First Expansion Premises Rent Commencement Date, Tenant shall continue to pay annual fixed rental and all additional rent on the terms and conditions set forth in the Existing Lease.

5.    Additional Rent - First Expansion Premises. Commencing on the First Expansion Date, Tenant shall pay to Landlord all additional rent (including, without limitation, Tenant’s Proportionate Share of Taxes, Tenant’s Office Space Proportionate Share, and Tenant’s Manufacturing and Storage Space Share), in addition to annual fixed rental, on the Original Premises and the First Expansion Premises as set forth in the Existing Lease.

6.    Second Expansion Premises. Effective as of Second Expansion Date, Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, the Second Expansion Premises. As used herein, the term “Second Expansion Premises” shall mean approximately 8,971 rentable square feet of office space, as shown on the plan attached hereto as Exhibit A as “Vapotherm 2nd Expansion est. 8,971 SF”. The First Expansion Premises and the Second Expansion Premises shall be collectively referred to herein as the “Expansion Premises”. Prior to the Second Expansion Date, each party shall have the right to have the rentable square feet of the Second Expansion Premises measured in accordance with the terms of the Existing Lease. Effective as of the Second Expansion Date, and continuing through the expiration or earlier termination of the term, Tenant shall be entitled to possession of the Original Premises and the Expansion Premises, and all references in the Lease to the “Premises” shall refer collectively to the Original Premises and Expansion Premises, and shall consist of a total of 79,952 rental square feet (subject to each party’s right to re-measure the Second Expansion Premises).

7.    Condition of Second Expansion Premises; Second Expansion Premises Work. As used in this Lease, the term “Second Expansion Date” shall mean the first to occur of the following: (a) the date on which Landlord delivers possession of the Second Expansion Premises with the Second Expansion Premises Work (as that term is hereinafter defined) Substantially Complete, or (b) if the date of Substantial Completion of the Second Expansion Premises Work is

delayed by reason of Tenant Delay(s), the date on which Second Expansion Premises Work would have been Substantially Completed but for such Tenant Delay(s). The estimated Second Expansion Date is the date that is ninety (90) days following the date upon which the tenant currently occupying the Second Expansion Premises vacates the Second Expansion Premises, such date currently scheduled for June 30, 2018. Tenant shall be granted access to the Second Expansion Premises no later than thirty (30) days prior to the Second Expansion Date for the purpose of installing telecommunications and business equipment. No rent, Additional Rent, utilities or any other charges under the Lease will be charged during the early access period. Landlord agrees to deliver possession of the Second Expansion Premises to Tenant with the Second Expansion Premises Work Substantially Completed, all in accordance with the provisions of the Expansion Premises Work Letter and in a good and workmanlike manner and in compliance with all legal requirements. Landlord warrants that the roof, exterior skin and all structural elements of the Building and buildings included in the Second Expansion Premises and any portion of the Second Expansion Premises, including all HVAC, mechanical, electrical, plumbing, loading docks (including dock equipment and dock doors), and life safety systems serving the Second Expansion Premises shall be delivered to Tenant in good working order and have a useful life of at least the length of the Original Term. Should any of these capital items located in or serving the Second Expansion Premises need replacement during the Original Term, Landlord, at its sole cost and expense, shall be responsible for the cost of replacement and no such cost will be passed on to the Tenant, except to the extent such costs are Permitted Capital Expenditures or to the extent such replacement is occasioned by an act or negligence of Tenant, its agents, employees, invitees, or licensees.

8.    Annual Fixed Rental - Second Expansion Premises. Commencing on the Second Expansion Date, Tenant shall pay to Landlord an annual fixed rental, without offset or deduction, on the Premises in accordance with the terms of the Existing Lease as follow:

Lease Year	Annual Fixed Rental Rate	Annual Fixed Rental	Monthly Fixed Rental
1	$18.40	$1,471,456.40	$122,621.37
2	$18.68	$1,493,515.82	$124,459.65
3	$18.97	$1,516,342.97	$126,361.91
4	$19.25	$1,539,435.52	$128,286.29
5	$19.55	$1,563,308.91	$130,275.74
6	$19.86	$1,587,969.92	$132,330.83
7	$20.17	$1,612,916.74	$134,409.73

When the Second Expansion Date is finally determined, the parties hereto shall execute a letter in which the Second Expansion Date and the Original Term dates are confirmed. In the event that any portion of the Second Expansion Premises is delivered prior to the Second Expansion Date, Landlord and Tenant agree to amend the Lease to revise the rent tables set forth in this First Amendment and to revise the schedule of payment for additional rent..

9.    Additional Rent - Second Expansion Premises. Commencing on the Second Expansion Date, Tenant shall pay to Landlord all additional rent (including, without limitation, Tenant’s Proportionate Share of Taxes, Tenant’s Office Space Proportionate Share, and Tenant’s Manufacturing and Storage Space Share), in addition to annual fixed rental, on the Premises as set forth in the Existing Lease.

10.    Second Floor Premises. Subject to the rights of any existing tenants, upon written notice to Landlord, Tenant shall have the right to add to the Premises that certain space on the second floor of the Building consisting of approximately 3,016 and specifically identified in the Expansion Premises Plan provided at Exhibit A-l (the “Second Floor Premises”). Landlord shall deliver the Second Floor Premises to Tenant in its current as-is condition. On the date the Landlord delivers the Second Floor Premises to the Tenant, Tenant shall pay to Landlord: (i) all additional rent (including, without limitation, Tenant’s Proportionate Share of Taxes, Tenant’s Office Space Proportionate Share, and Tenant’s Manufacturing and Storage Space Share), in addition to annual fixed rental, on the Second Floor Premises as set forth in the Existing Lease, and (ii) an annual fixed rental, without offset or deduction, on the Second Floor Premises in accordance with the terms of the Existing Lease as follow:

Lease Year	Annual Fixed Rental Rate	Annual Fixed Rental	Monthly Fixed Rental
1	$14.25	$42,978.00	$3,581.50
2	$14.61	$44,063.76	$3,671.98
3	$14.97	$45,823.17	$3,818.60
4	$15.35	$46,295.60	$3,857.97
5	$15.73	$47,441.68	$3,953.47
6	$16.12	$48,617.92	$4,051.49
7	$16.53	$49,854.48	$4,154.54

Tenant shall be entitled to an allowance for work to be performed by Tenant in the Second Floor Premises in an amount equal to the lesser of: (i) $76,525.00, or (ii) the actual cost of such work, as reasonably evidenced by Tenant to Landlord. Landlord shall pay such an allowance to Tenant upon the completion of such work. For the sake of clarity, the allowance to be paid pursuant to this Section 10 is not included in the Tenant Improvement Allowance (as hereinafter defined). Landlord warrants that rights of existing tenants have not changed from Exhibit F of the Existing Lease. Notwithstanding the foregoing, Tenant acknowledges that Liberty Mutual has the right to use the Second Floor Premises as swing space during the performance of Liberty Mutual’s buildout. Provided that Tenant delivers written notice to Landlord exercising Tenant’s option on the Second Floor Premises on or before January 1, 2018, Landlord shall deliver the Second Floor Premises to Tenant no later than February 1, 2018. Landlord has requested a waiver from an existing tenant which has first offer rights on the Second Floor Premises, which rights must be exercised on or before September 15, 2017 or shall be deemed waived.

11.    Utilities. Tenant shall pay for all utilities in the Premises on the terms and conditions set forth in the Existing Lease. To the extent that any utilities for any portion of the Premises are not sub-metered, Tenant shall pay its Proportionate Share for the utilities in such portions of the Premises. Landlord shall allow separate metering in such portions of the Premises if Tenant is able to obtain separate metering for any utilities. Landlord shall, at Landlord’s sole cost and expense, install any such meter or sub-meter.

12.    Parking. Article XXXI (A)(1) of the Existing Lease is hereby deleted in its entirety and replaced with the following:

(1)    Tenant and its employees and invitees shall have the right to use, on an unreserved, except as provided herein, first come - first served basis, up to two hundred thirty-seven (237) parking spaces in the Parking Facility, or 3.34 spaces per 1,000 sf of total Tenant rentable square feet, whichever is greater. Tenant shall not be required to pay an additional charge for use of the foregoing parking spaces. Landlord shall provide ten (10) dedicated parking spaces, as more particularly shown on the Parking Plan (as hereinafter defined). Landlord shall, at Landlord’s sole cost and expense, provide signage identifying such ten (10) spaces. The designated parking spaces are set forth on the parking plan attached hereto as Exhibit A-2 (the “Parking Plan”). In no event will Tenant, its employees or invitees be deemed to be violating parking rules and regulations by parking within the designated areas except where advance notice is provided by Landlord during events such as snow emergencies or necessary repairs to the parking lot. In such instances, Landlord shall provide Tenant with alternative temporary parking. In the event Tenant occupies additional space in the Building, Landlord shall provide additional parking for the same number of spaces per rentable square foot (for the applicable use) provided in the parking plan and the Lease.

Article XXXI (A)(5) of the Existing Lease is hereby deleted in its entirety and replaced with the following:

(5)    Landlord reserves the right to change entrances or exists and alter traffic flow within the Parking Facility and to modify the Parking Facility to any extent, provided that the aggregate number of parking spaces available to Tenant is not materially reduced.

13.    Signage. In addition to the signage Landlord provides pursuant to Article VII(D) of the Existing Lease, and without limiting Tenant’s rights under the Existing Lease, Landlord acknowledges Tenant will be placing a new exterior sign on the exterior of the Building at Tenant’s sole cost and expense, subject to compliance with building standard, all applicable laws and ordinances, and Landlord’s consent, which shall not be unreasonably withheld or delayed. Landlord shall also install building standard interior and exterior directional signage to the Premises at locations reasonably agreed upon by Tenant (including without limitation directional signage at the Route 111/Marin Way entrance), at Landlord’s expense. For the avoidance of doubt, upon the expiration or earlier termination of the Term, Tenant shall remove any signage installed by or for Tenant in accordance with Tenant’s yield up obligations in the Existing Lease (including, without limitation, the requirements of Article VII). Tenant, in addition to its other yield up obligations, shall be required to repair any damage caused by the removal of its signs.

14.    Gym. Tenant, at Tenant’s sole cost and expense, shall be entitled to make certain alterations to the fitness center, as more particularly shown on Exhibit D attached hereto. Landlord and Tenant shall coordinate such alterations. Any such alterations made pursuant to this Section 14 shall be, at the sole option of Landlord, removed by Tenant at the expiration or earlier termination of the term. Tenant shall be responsible for repairing any damaged caused by such removal.

15.    Storage Shed. Tenant, at Tenant’s sole cost and expense, shall be entitled to install a storage shed near Tenant’s patio. The location and design of such shed shall be subject to Landlord’s reasonable approval and shall conform with all applicable laws and regulations. Landlord and Tenant shall coordinate the installation of such storage shed. The storage shed shall be, at the sole option of Landlord, removed by Tenant at the expiration or earlier termination of the term. Tenant shall be responsible for repairing any damaged caused by such removal.

16.    Wi-Fi. Landlord shall, at Landlord’s sole cost and expense, provide Wi-Fi in the indoor Common Area providing Tenant with an uninterrupted Tenant specific wifi capability between the indoor Common Area and the Premises (with it being understood that Landlord shall not be responsible for any interruption in service from the provider of such Wi-Fi).

17.    Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this First Amendment other than Harrington Reeves and Cushman & Wakefield (the “Brokers”). Landlord and Tenant agree to indemnify each other against any costs incurred by the other party (including reasonable attorneys’ fees) if the foregoing representations are untrue. Landlord shall pay any commissions and/or fees that are payable to the Brokers with respect to this First Amendment under the terms of a separate agreement.

18.    Contingencies. Intentionally Omitted.

19.    Right of First Offer. Section XXVII(A) of the Existing Lease is hereby modified by deleting “all adjacent space on any and all Tenant-occupied floors of’ appearing on lines 9 and 10 of the Existing Lease. For the sake of clarity, the modification made above is intended to result in the Tenant having a right of first offer on all space in the Building, subject to the terms of Section XXVII(A) of the Existing Lease (as modified herein). Such right shall remain subject and subordinate to existing tenant rights which Landlord warrants have not changed from Exhibit F of the Existing Lease. Tenant acknowledges that the approximately 1,100 rentable square foot space (the “Management Office”) shown on the plan attached hereto at Exhibit A as “Altid Management Office” is not currently leased to any tenant, but is not currently available for lease to Tenant. At such time as the current occupant of Management Office vacates the Management Office, such space will be subject to Tenant’s Right of First Offer. Landlord warrants that the rights described in Exhibit F to the Existing Lease has been waived and satisfied for purposes of this First Amendment, except as explicitly set forth in Section 10 of this First Amendment.

20.    Security Deposit. The phrase “third anniversary” in the second paragraph of Article XXVI of the Existing Lease is deleted in its entirety and replaced with the phrase “fourth anniversary”. For the avoidance of doubt, all references in Article XXVI of the Existing Lease to the Commencement Date shall mean the Commencement Date as defined in the Existing Lease (to wit, December 1, 2016).

21.    Authority; Representations. Landlord hereby represents and warrants to Tenant that the person signing this First Amendment on behalf of Landlord is duly authorized to execute and deliver this Amendment, and that the execution and delivery of this Amendment and the performance of the terms hereof have been duly authorized by all necessary corporate action on the part of Landlord. Tenant hereby represents and warrants to Landlord that the person signing this First Amendment on behalf of Tenant is duly authorized to execute and deliver this Amendment, and that the execution and delivery of this Amendment and the performance of the terms hereof have been duly authorized by all necessary corporate action on the part of Tenant.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App, § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

Landlord hereby represents and warrants that neither Landlord, nor any persons or entities holding any legal or beneficial interest whatsoever in Landlord, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

22.    Ratification of Lease. Except as amended hereby, all of the terms and conditions of the Existing Lease shall remain unaffected and are hereby affirmed and ratified. From and after the date hereof, all references to the Lease shall mean the Existing Lease as amended hereby and to the extent that there are any inconsistencies between this First Amendment and the Existing Lease, this First Amendment shall govern and control. Tenant and Landlord acknowledge that, as of the date of this First Amendment, the other Party (i) is not to their knowledge in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by the other Party of the terms of the Lease; and (iii) is not aware of any action or inaction by the other Party that would constitute a default by the other Party under the Lease.

23.    Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease and this First Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part. The obligations of Landlord under the Lease and this First Amendment shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager.

24.    Amendment to Notice of Lease. Landlord and Tenant shall record an Amendment to and Restatement of the Notice of Lease in the form attached hereto as Exhibit C.

25.    Execution/Entire Agreement. This First Amendment, together with the Existing Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This First Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This First Amendment may be executed in counterparts all of which taken together shall constitute an original executed document. Signatures to this First Amendment transmitted by facsimile or by e-mail transmittal of portable document format (PDF) files or similar electronic means shall be valid and effective to bind the party so signing.

[Remainder of Page Intentionally Blank. Signature Page to Follow].

IN WITNESS WHEREOF, this First Amendment to Lease has been executed as of the day and year first above written.

LANDLORD:

ALBANY ROAD-100 DOMAIN LLC,
a Delaware limited liability company

By: Albany Road-Domain Property Manager LLC, a Delaware limited liability company, its Manager

By:	/s/ Christopher J. Knisley
Christopher J. Knisley
President and Authorized Signatory

TENANT:

VAPOTHERM, INC.,
a Delaware corporation

By:	/s/ John Landry
	Name:	John Landry
	Title:	VP + CFO

[Signature Page to First Amendment to Lease]

Exhibit A

Expansion Premises

Exhibit A - Vapotherm First Amendment to Lease

GARNET HILL
GARNET HILL
GARNET HILL
AVAILABLE "C"
AVAILABLE "B"
NORTH

100 DOMAIN DRIVE

Vapotherm - First Amendment to Lease
Exhibit A

CURRENT STORAGE
PROPOSED STORAGE

Exhibit A

Exhibit A-1

Second Floor Premises

Exhibit A-1

Exhibit A-2

Parking Plan

Exhibit A-2

Exhibit B

Expansion Premises Work Letter

This Expansion Premises Work Letter (“Expansion Premises Work Letter”) is attached to and made part of the First Amendment to Lease dated as of September 11th, 2017 (the “Effective Date”) between Vapotherm, Inc. (“Tenant”) and Albany Road-100 Domain LLC, Inc. (“Landlord”).

1.

Definitions. All capitalized terms used in this Expansion Premises Work Letter shall have the meanings set forth for such terms in the Existing Lease (as amended by the First Amendment to Lease, including this Expansion Premises Work Letter).

2.

Representatives. Each party hereby designates its exclusive representative to act on its behalf with respect to all matters pertaining to this Expansion Premises Work Letter or such substitute(s) as may be made by either party, in writing, to the other.

(a)    Tenant’s Representative: John Coolidge

(b)    Landlord’s Representative: Bruce Nolen

3.

Expansion Premises Work. “Expansion Premises Work” shall consist of the First Expansion Premises Work and the Second Expansion Premises Work, both as described in the drawings identified on the drawings list including the plans (the “Expansion Premises Plans”) prepared by Udelsman Associates (“Tenant’s Architect”) and attached hereto as Exhibit B-l. The parties agree that the Expansion Premises Plans may be further revised, and that all such revisions are subject to Landlord review and consent (the Expansion Premises Plans, as so revised, are the “Final Construction Documents”). Architectural and MEP engineering expenses shall be “open book” and included in the Landlord Contribution, defined below. Landlord has included $125,000 of the Tenant Improvement Allowance (as hereinafter defined) for such expenses in the Project Cost Proposal (as hereinafter defined). The Expansion Premises Work will allow running  3⁄4” compressed air and O2 lines through the Garnet Hill Photo studio space at 2nd floor height, subject to coordination with Garnet Hill. The cost of running such lines shall be included in the Project Cost Proposal.

4.

Selection of Contractor. Expansion Premises Work will be constructed in accordance with the Final Construction Documents of the general contractor selected to perform the Expansion Premises Work based on the process outlined in Section 5 below (the “Contractor”). There shall be no construction management fee charged to Tenant, nor any Landlord supervision or administrative fees associated with construction of the Expansion Premises Work.

5.

Pricing of Tenant Work. Landlord shall use commercially reasonable efforts to begin its bidding process with the Contractor by September 1, 2017 and complete such process no later than September 30, 2017 at which time Landlord shall deliver its “Project Cost Proposal” to Tenant for the Expansion Premises Work, with TIME BEING OF THE ESSENCE. Landlord shall involve Tenant (and Tenant’s Representative and Tenant’s

Exhibit B

Architect) in the bidding process, including reviewing with Tenant the bid packages, subcontractor lists, contractor responses and so forth and meeting with Tenant as reasonably requested by Tenant during such process. Tenant shall have the right to review each bid, and upon mutual agreement with Landlord, to reject a bid. The process shall include a minimum of three (3) competitive bids from general contractors prior to selection of the Contractor which is anticipated to occur simultaneously with the selection of winning bid proposal. The Project Cost Proposal shall list every item of work required to construct the Expansion Premises Work, all overhead, so-called “general conditions” and fee amounts along with a schedule of the subcontractors and timeframes for completing their work. In connection with Landlord’s Project Cost Proposal, Landlord or the Contractor shall obtain a minimum of three (3) bids for all major subtrades and materials providers (defined as subcontracts or procurements in excess of $50,000.00) contemplated by the Final Construction Documents from subcontractors and materials providers reasonably approved by Tenant, which approval shall not be unreasonably withheld, and Tenant shall respond to any request for such approval within five (5) days after request therefor (Tenant’s failure to respond within such time period being deemed to be Tenant’s approval). Within five (5) days after Landlord’s delivery of same, Tenant may either approve the Project Cost Proposal or specifically modify such by eliminating or revising one or more scope-of-work items included in the Expansion Premises Plans, and Landlord shall promptly obtain a revised Project Cost Proposal. In the event that Tenant timely and properly requests such revised Project Cost Proposal, Tenant shall provide changes to the Final Construction Documents (subject to Landlord’s approval in accordance with the approved procedure set forth in Section 3 above), and Landlord shall resubmit the Final Construction Documents to the Contractor for purposes of preparing a revised Project Cost Proposal. If Tenant fails to deliver either its written approval of, or its written modifications to, any Project Cost Proposal within five (5) days following delivery by Landlord, Tenant shall be deemed to have approved the Project Cost Proposal in its entirety. Once Landlord and Tenant have approved the Project Cost Proposal (or the Project Cost Proposal is deemed approved), the parties shall promptly execute an instrument confirming the amount of the final Project Cost Proposal as mutually agreed to by Landlord and Tenant (the “Final Project Cost Proposal”).

6.

Commencement of Construction and Construction. Upon completion of the bidding process set forth in Section 5, Landlord shall cause the Contractor to commence construction of the First Expansion Premises Work in accordance with the Final Construction Documents and shall proceed diligently to Substantially Complete the First Expansion Premises Work. Upon the existing tenant vacation from the Second Expansion Premises, Landlord shall cause the Contractor to commence construction of the Second Expansion Premises Work in accordance with the Final Construction Documents and shall proceed diligently to Substantially Complete the Second Expansion Premises Work. Landlord shall cause all work to be done by the Contractor in a good and workmanlike manner in compliance with the Final Construction Documents and all codes and laws and good engineering practice and using first class materials, with the benefit of any and all warranties or guarantees which it receives from any person or entity supplying materials or labor in conjunction with the Expansion Premises Work. Landlord shall provide Tenant early access to the applicable Expansion Premises throughout the construction of the Expansion Premises Work as set forth in the Lease. During construction, Landlord shall

Exhibit B

provide Tenant electricity, HVAC and other services to the applicable Expansion Premises, loading dock and building parking areas for Tenant and Tenant’s contractor’s, agents, and representatives at no charge to Tenant.

7.

Substantial Completion. The terms “Substantial Completion” and “Substantially Complete” shall mean completion of the applicable Expansion Premises Work in compliance with the Final Construction Documents, all applicable provisions of this Expansion Premises Work Letter with no remaining work needed other than punch-list items identified herein that do not impair Tenant’s full use or occupancy of the applicable Expansion Premises, or that fail to meet any regulatory requirements related to Tenant’s use, and can be completed within sixty (60) days. Substantial Completion shall be evidenced by (i) a Certificate of Occupancy, as defined below, and (ii) a certificate of substantial completion with respect to the Expansion Premises Work issued by Tenant’s Architect and Tenant’s Representative. Substantial Completion with respect to the First Expansion Premises shall in no event be later than January 1, 2018 (the “First Expansion Target Date”), subject to Tenant Delays, with TIME BEING OF THE ESSENCE. Substantial Completion with respect to the Second Expansion Premises shall in no event be later than ninety (90) days from the date Vacation Hot Deals vacates the Second Expansion Premises (the “Second Expansion Target Date”), subject to Tenant Delays, with TIME BEING OF THE ESSENCE.

As used herein, “Certificate of Occupancy” shall mean (i) the final certificate of occupancy issued by the local governmental authority or authorities (or a “Temporary Certificate of Occupancy” as defined herein), or (ii) if a certificate of occupancy is not required by such local governmental authority, such sign-offs as are required under applicable municipal law, and any regulatory provisions governing Tenant’s use. For the purposes of this paragraph, a Temporary Certificate of Occupancy shall mean a temporary certificate of occupancy issued by the local governmental authority, provided that such temporary certificate of occupancy allows Tenant to enter the applicable Expansion Premises for the Tenant’s full use and occupancy of, and access to, the applicable Expansion Premises for the Tenant’s use. Promptly after receipt of a Temporary Certificate of Occupancy, Landlord shall apply to the appropriate local governmental authority or authorities for a final certificate of occupancy, and shall diligently pursue the receipt of such final certificate of occupancy.

As soon as either of the First Expansion Premises Work and the Second Expansion Premises Work is Substantially Complete, the Contractor and Landlord’s architect, Tenant’s Architect and Tenant’s Representative shall together walk through the Expansion Premises and Building and inspect the applicable Expansion Premises Work so completed, using reasonable efforts to discover all uncompleted or defective construction in the applicable Expansion Premises Work. After such inspection has been completed to the satisfaction of Tenant, each party shall sign an acceptance agreement which shall include a list of all “punch list” items which the parties agree are to be corrected by Landlord within a reasonable time period (which period is agreed to be sixty (60) days after execution of the acceptance agreement, unless the same cannot be corrected within such sixty-day period, in which event Landlord shall have commenced such correction within sixty (60) days if practicable and thereafter diligently pursued such repair to completion).

Exhibit B

8.

Late Delivery. Except as specifically set forth herein, Landlord shall not be liable to Tenant for failing to deliver the Expansion Premises, or any portion thereof, to Tenant by any particular date, and Tenant shall not have the right to terminate this Lease for Landlord’s failure to timely deliver the Expansion Premises, or any portion thereof, to Tenant by any particular date, but shall accept delivery of such Expansion Premises when delivered by Landlord. Notwithstanding the foregoing, in the event Substantial Completion for the First Expansion Premises has not been achieved on or before the estimated First Expansion Target Date of January 1, 2018: (i) for the period beginning on January 2, 2018 and ending on January 31, 2018, Tenant shall receive an abatement equal to one day of annual fixed rent for the First Expansion Premises due under the Lease every day that Substantial Completion surpasses the First Expansion Target Date, and (ii) commencing on February 1, 2018, Tenant shall receive an abatement equal to two days of annual fixed rent for the First Expansion Premises due under the Lease for every day that Substantial Completion surpasses the First Expansion Target Date, in both such cases with such rent abatement being credited to Tenant installment of monthly fixed rental for the First Expansion Premises next coming due. In the event Substantial Completion for the Second Expansion Premises has not been achieved on or before the estimated Second Expansion Target Date: (i) for the period beginning on the calendar day after the estimated Second Expansion Target Date and running for the ensuing thirty (30) days, Tenant shall receive an abatement equal to one day of annual fixed rent for the Second Expansion Premises due under the Lease for every day that Substantial Completion surpasses the Second Expansion Target Date, and (ii) commencing on the day after said thirty (30) days expires, Tenant shall receive an abatement equal to two days of annual fixed rent for the Second Expansion Premises due under the Lease for every day that Substantial Completion surpasses the estimated Second Expansion Target Date, in both such cases with such rent abatement being credited to Tenant installments of monthly fixed rental for the Second Expansion Premises next coming due. For purposes hereof the annual fixed rent for the Second Expansion Premises shall be based on the per square foot charge used to calculate the annual fixed rent multiplied by the rentable square footage of the Second Expansion Premises. Landlord shall maintain Builder’s Risk insurance until the Substantial Completion of the Expansion Premises Work.

9.

Tenant Delay. “Tenant Delay” shall mean any actual delay in the Substantial Completion of any aspect of the Expansion Premises Work or in obtaining the applicable Certificate of Occupancy as a result of any of the following:

(a)    Tenant’s failure to select materials, colors, etc., as necessary, within five (5) days from the date that Landlord requests that Tenant make such selection;

(b)    Change Orders (as defined herein) requested by Tenant after the approval of Expansion Premises Plans that materially change the Final Construction Plans or are reasonably likely to delay the construction schedule, to the extent provided in Section 12 of this Expansion Premises Work Letter;

(c)    Tenant’s failure to pay any amounts required hereunder within the period set forth herein;

Exhibit B

(d)    Tenant’s failure to respond to requests or submittals made by Landlord under this Expansion Premises Work Letter within the time period specified hereunder (unless subject to a deemed approval provision, in which event Tenant’s failure to respond shall be deemed to be approved but not a Tenant Delay);

(e)    The performance or completion by Tenant, or any person or entity employed by Tenant, of any work on or about any portion of the Premises which materially interferes with the Expansion Work, including without limitation, any disharmony or labor disturbance; or

(f)    Any breach by Tenant of its express obligations under the Lease which causes a delay.

Landlord shall use commercially reasonable efforts to minimize the impact of any Tenant Delay.

10.	Cost of the Expansion Premises Work.

(a)    Landlord’s contribution toward the total price for the Expansion Premises Work shall be Two Million Three Hundred Thirty-Four Thousand Eight Hundred Ten and 00/100 Dollars ($2,334,810.00) (together with any such additional allowance as may be reasonably agreed to by Landlord and Tenant, the “Tenant Improvement Allowance”), as more specifically shown on Exhibit B-2 to this Expansion Premises Work Letter. In the event that the Expansion Premises Work costs less than the Tenant Improvement Allowance, annual fixed rental shall be recalculated based on the actual cost of construction and the amortization portion of the base rent adjusted accordingly. Included in the Tenant Improvement Allowance are the following: (a) a patio construction allowance of up to $15,000; (b) an R&D Lab entrance construction allowance of up to $5,000; (c) up to $7,500 toward miscellaneous and general base buildings items, if needed; and (d) the cost of demising, construction, and configuration of the warehouse mezzanine to accommodate the compressor equipment and Bauer storage needs, such cost estimated to be $50,000 (it being understood that Tenant shall pay for all equipment and fixtures within the warehouse mezzanine). Landlord, at Landlord’s sole cost and expense, shall prepare and build the demising walls depicted in the Expansion Premises Plans and shall perform all work in connection therewith including any electrical, plumbing, ductwork or other items associated with such demising walls. In addition, Landlord shall incur any costs: (x) to coordinate and phase construction, and (y) in excess of the general conditions originally quoted in the April 21, 2017 estimate relating solely to the phased delivery of the spaces shown on the plan attached to the First Amendment as Exhibit A as “Vapotherm 2nd Expansion est. 8,971 SF” and “Vapotherm 1st Expansion est. 7,735 SF”.

(b)    The Tenant Improvement Allowance shall be payable by Landlord directly to the Contractor in installments as the Expansion Premises Work progresses. Contractor requisitions shall be in the AIA G702 and G703 format (as approved by Landlord’s architect) and shall be subject to review and reasonable approval by Landlord’s architect and Tenant’s Architect prior to payment by Landlord. Each such installment shall withhold five percent (5%) pursuant to the retainage provisions of Landlord’s contract with the Contractor. Landlord shall provide to Tenant and Tenant’s Representative copies of all invoices for all of the Expansion Premises Work from subcontractors, materials providers and other vendors.

Exhibit B

(c)    Tenant shall be obligated to pay the difference between (i) the Final Project Cost Proposal, as adjusted for any Tenant Change Proposal, and (ii) the Tenant Improvement Allowance ( “Tenant’s Contribution”) as set forth in this Section 10:

(i)    Prior to commencing construction of the Expansion Premises Work, based upon the Final Project Cost Proposal, Landlord shall provide Tenant with a written statement of the amount of Tenant’s Contribution (if any).

(ii)    Tenant shall pay such Tenant’s Contribution to Landlord as construction of the Expansion Premises Work progresses, in proportion to the amount such estimated Tenant’s Contribution bears to the entire Final Project Cost Proposal (as adjusted for any Tenant Change Proposal), within thirty (30) days after receipt of Landlord’s statement. On a monthly frequency, Landlord shall submit to Tenant a detailed payment requisition (“Payment Requisition”) for all costs incurred by Contractor to construct the Expansion Premises Work, as modified by approved Change Orders.

(iii)    If Tenant fails to pay any amount when due pursuant to this Section 10, then (A) Landlord may (but without the obligation to do so) advance such funds on Tenant’s behalf, and Tenant shall be obligated to reimburse Landlord for the amount of funds so advanced on its behalf; and (B) in any event, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of rent (including, but not limited to, the right to interest at the prevailing prime rate of interest as published in the Money Rates section of The Wall Street Journal or as established by any successor or alternate national financial publication plus four percent (4%), but in no event higher than the maximum rate permitted by law (the “Default Rate”) and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same will be considered rent.

(d)    Landlord shall maintain a reasonable accounting system that enables Tenant to readily identify Landlord’s expenses, costs of goods, and use of funds in connection with the Expansion Premises Work. Tenant and its authorized representatives shall have the right to audit, examine and make copies of or extracts from all financial and related records (in whatever form they may be kept, whether written, electronic, or other) relating to or pertaining to the Expansion Premises Work kept by or under the control of Landlord, including, but not limited to those kept by Landlord, its employees, agents, assigns, successors, and subcontractors. Such records shall include, but not be limited to, accounting records, written policies and procedures; subcontract files (including proposals of successful and unsuccessful bidders, bid recaps, etc.); all paid vouchers including those for out-of-pocket expenses; other reimbursement supported by invoices; ledgers; journals; original estimates; estimating work sheets; contract amendments and change order files; backcharge logs and supporting documentation; insurance documents; payroll documents; timesheets; memoranda; and correspondence. Landlord shall keep full and detailed accounts and shall exercise such controls as may be necessary for the proper financial

Exhibit B

management of the Expansion Premises Work (including such information as may be reasonably necessary to identify and equitably allocate any cost- savings applicable to the Expansion Premises Work which Landlord achieves). Within sixty (60) days following the date on which the Expansion Premises Work is completed, Landlord shall submit to Tenant a final and detailed accounting of all actual costs of the Expansion Premises Work paid by Landlord. Tenant shall have the right to audit the books, records, and supporting documents of Landlord to the extent necessary to determine the accuracy of such accounting during normal business hours after giving Landlord at least ten (10) business days prior written notice. Tenant shall bear the cost of such audit, unless such audit discloses that Landlord has overstated the total of such costs by more than four percent (4%) of the actual amount of such costs, in which event Landlord shall pay the cost of Tenant’s audit. Any such audit must be conducted, if at all, within sixty (60) days after Landlord delivers such accounting to Tenant. Landlord shall cause its Contractor to deal directly with Tenant and Tenant’s appointed agents and representatives (but with the right of Landlord to participate) with respect to the exercise of Tenant’s audit rights under this Expansion Premises Work Letter.

11.

Inspection; Construction Meetings. Tenant and Tenant’s Architect and Tenant’s Representative shall have the right, but shall not be obligated, to inspect the Expansion Premises Work from time to time throughout the course of construction in order to determine whether or not such work complies with the approved Expansion Premises Plans and other requirements of this Expansion Premises Work Letter (except for minor adjustments made necessary by field conditions), so long as such parties do not materially interfere with ongoing tasks and complies with all of the Contractor’s safety procedures. Landlord shall promptly correct at Landlord’s expense any material deviations from the Expansion Premises Plans of which Tenant gives Landlord notice, subject to the other terms and conditions of this Expansion Premises Work Letter. Tenant or Tenant’s Representative shall be invited as far in advance as possible to all material construction meetings relating to the Expansion Premises Work.

12.

Change Orders. Tenant may request changes in the final Expansion Premises Plans from time to time during construction of the Expansion Premises Work by submitting a written request describing any proposed change to Landlord (a “Tenant Change Proposal”). Any Tenant Change Proposal must be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Any increase or decrease in the cost of the Expansion Premises Work which results from a Tenant Change Proposal, if implemented, shall be added to or subtracted from the Final Project Cost Proposal, as the case may be. However, the cost of any Change Orders necessitated by compliance with applicable legal requirements or conditions on the Property shall be Landlord’s sole cost and expense. Landlord shall give notice back to Tenant responding to the Tenant Change Proposal within three (3) calendar days after Landlord’s receipt thereof, specifying the estimated effect, if any, in the cost of the Expansion Premises Work and the First Expansion Target Date and/or Second Expansion Target Date, whichever is or are applicable, which would result from the subject Tenant Change Proposal, as determined by Landlord reasonably and in good faith based on cost and time estimation methods customarily utilized in the construction industry (the “Landlord’s Proposed Pricing/Timing Adjustment”). Tenant shall give notice back to Landlord approving or disapproving Landlord’s Proposed Pricing/Timing Adjustment within three (3) days after Tenant’s receipt thereof. If Tenant

Exhibit B

approves Landlord’s Proposed Pricing/Timing Adjustment, the subject Tenant Change Proposal shall become a change order and be incorporated into the final Expansion Premises Plans executed in the construction of the Expansion Premises Work (a “Change Order”). Tenant shall be responsible for any actual increase in cost of construction caused by Change Orders (up to the amount set forth in Landlord’s Proposed Pricing/Timing Adjustment which shall be approved by Tenant) provided such amount results, after all other adjustments, to an increase in the Final Project Cost. If Tenant disapproves or does not timely respond to the Landlord’s Proposed Pricing/Timing Adjustment, then the Parties shall work together to arrive at an acceptable Proposed Pricing/Time Adjustment to the Tenant Change Proposal and in furtherance thereof adjust cost estimates, contributions and completion dates in connection with the Expansion Premises Work. Landlord shall not be authorized to make any other material changes in the final Expansion Premises Plans without Tenant’s consent in writing.

13.

Tel/Data Work. Tenant, at Tenant’s cost, may engage vendors and contractors (selected by Tenant and reasonably approved by Landlord) (collectively, “Tel/Data Contractors”) for the performance of any data/telecommunications cabling, wiring or systems required by Tenant for the Premises (collectively, “Tel/Data Work”), provided that all structured cabling, wiring, low voltage work and work to bring such utilities to the buildings shall be included as part of Expansion Premises Work. The Tel/Data Work shall be performed no sooner than the date this Lease is signed, (the “Tel/Data Period”). The Tel/Data Contractors shall work in harmony and not interfere with the Contractor and its agents and contractors in performing their work or with any other tenants and occupants of the Building. If at any time the performance of the Tel/Data Work would cause or threaten to cause such disharmony or interference, Landlord, in its sole discretion, shall have the right upon twenty-four (24) hours written notice to Tenant, to postpone the Tel/Data Work. The Tel/Data Contractors shall not enter the Premises prior to the Commencement Date unless and until each of them shall furnish such assurances to Landlord, including but not limited to, insurance coverages, and waivers of lien as Landlord shall require to protect Landlord against any loss, casualty, liability, liens or claims.

14.

Sustainability. Landlord is committed to conservation and energy efficiency. Landlord and Tenant believe it is in their mutual best interest that the Building and Premises be operated and maintained in a manner that is environmentally responsible, fiscally prudent, and provides a safe and productive work environment. Landlord shall not be obligated with respect to this Section 14 if such costs must be paid by Landlord and not by Tenant and other tenants through Operating Expenses or otherwise.

15.	Effect of Agreement. In the event of any inconsistency between this Expansion Premises Work Letter and the Lease, the terms of this Expansion Premises Work Letter shall prevail.

Exhibit B

Exhibit B-1

Expansion Premises Plans

[See Attached]

Exhibit B-1

Exhibit B-2

Tenant Improvement Allowance

PROJECT CONSTRUCTION COST SUMMARY

Grand Total	$2,384,850
A&E	$125,000
BAUER PREMISES	$227,200

Total Construction (Hard & Soft)	$2,737,050

DEDUCTS
Innovation Lab	$(377,840)
M&W Restrooms	$(70,000)
Cloud Ceilings (Symphony)	$(35,000)
Axiom Ceilings	$(4,000)

TOTAL DEDUCTS	$(486,840)

ADD ALTS
Concrete Floor Test	$2,100
Fire Stopping, etc.	$5,000
Mezzanine	$—
LL Patio Entrance and misc.	$—

TOTAL ADD ALTS	$7,100

TOTAL CONSTRUCTION	$2,257,310
LANDLORD COSTS OTHER
Mezzanine contribution	$50,000
Patio	$15,000
Entrance doors	$7,500
Misc Other	$5,000

Sub total LL Costs	$77,500

Total LL Contribution (First and Second Expansion Premises)	$2,334,810

Exhibit B-2

Exhibit C

Amendment to and Restatement of Notice of Lease

Return To:

Rath, Young and Pignatelli, P.C.

One Capital Plaza

PO Box 1500

Concord, NH 03301

AMENDMENT TO AND RESTATEMENT OF NOTICE OF LEASE

WITH NOTICE OF RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE

Pursuant to the provisions of NH RSA 477:7-a, this notice amends and restates that certain Notice of Lease with Notice of Right of First Offer to Lease Additional Space dated September 30, 2016 and recorded at the Rockingham County Registry of Deeds at Book 5763, Page 1307.

I.	Name and Address of Landlord/Lessor:

Albany Road-100 Domain LLC

155 Federal Street, Suite 1202

Boston, MA 02110

Name and Address of Tenant/Lessee:

Vapotherm, Inc.

100 Domain Drive

Exeter, New Hampshire 03833

II.	Date of Execution of the Lease:

The original Lease was originally executed and delivered on September 30th, 2016 and has been amended by this First Amendment to Lease (the “First Amendment”) on August 31st, 2017. The original Lease as amended by the First Amendment shall be referred to herein collectively as the “Lease”.

III.	Description of Lease Premises:

A total of 79,952 +/- square feet of manufacturing, storage, research and development, and office space within a building containing 263,486 rentable square foot located at 100/150 Domain Drive, Exeter New Hampshire together with a non-exclusive right with other tenants of the Building to use all common areas and facilities, all of which are situated on the land described in Exhibit A. Tenant has the right to further lease 3,016 +/- square feet of additional space located in the Building. All of the above-described space is depicted on plans attached to the Lease.

IV.	Term; Date of Commencement, Extension Options:

The Term of the Lease will run for Seven (7) years from completion of two phases of construction as set forth in the First Amendment, which is expected to occur on or about January 1, 2018, but no later than September 30, 2018. Thereafter, the Tenant has two additional five (5) year options to renew subject to the provisions of the Lease.

AMENDMENT TO AND RESTATEMENT OF NOTICE OF LEASE

V.	Right of First Offer: Tenant has the right of first offer to lease all space within the Building, subject to the rights of any existing tenants.

THIS NOTICE IS SUBJECT TO AND WITH THE BENEFIT OF THE SAME TERMS, RESTRICTIONS AND CONDITIONS CONTAINED IN THE ORIGINAL EXECUTED INSTRUMENT. THIS NOTICE OF LEASE IS EXECUTED ONLY FOR THE PURPOSE OF GIVING NOTICE OF THE EXISTENCE OF THE LEASE AND IS NOT INTENDED TO MODIFY, EXPAND OR REDUCE ANY OF THE RIGHTS OF THE LANDLORD OR THE TENANT SET FORTH IN THE LEASE. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS HEREOF AND THE TERMS OF THE LEASE, THE TERMS OF THE LEASE SHALL GOVERN.

[Remainder of Page Intentionally Blank. Signature Page to Follow]

AMENDMENT TO AND RESTATEMENT OF NOTICE OF LEASE

Executed this 5th day of September, 2017.

VAPOTHERM, INC.

/s/ Anthony Ten Haagen	By:	/s/ John Landry
Witness	Name:	John Landry
	Title:	Vice President and
Chief Financial Officer

STATE OF NEW HAMPSHIRE

COUNTY OF Rockingham

The foregoing instrument was acknowledged before me this 5th day of September, 2017 by John Landry            , as Vice President and Chief Financial Officer of Vapotherm, Inc., a Delaware Corporation.

/s/ Lauren Worrell
Notary Public
Print Name: Lauren Worrell
My commission expires: 6/21/2022

AMENDMENT TO AND RESTATEMENT OF NOTICE OF LEASE

Executed this 11th day of September, 2017.

ALBANY ROAD–100 DOMAIN LLC,
A Delaware limited liability company

	By:	Albany Road-Domain Property
Manager LLC, a Delaware limited
liability company, its manager

		By:	/s/ Christopher J. Knisley
Witness		Name:	Christopher J. Knisley
		Title:	President

STATE OF MASSACHUSETTS

COUNTY OF Suffolk

The foregoing instrument was acknowledged before me this 11th day of September, 2017 by Christopher J. Knisley, as President of Albany Road-Domain Property Manager LLC, the Manager of Albany Road–100 Domain LLC, a Delaware limited liability company.

/s/ Danielle Murray
Notary Public
Print Name: Danielle Murray
My commission expires: 4/27/23

AMENDMENT TO AND RESTATEMENT OF NOTICE OF LEASE

Exhibit A

Legal Description of Property

A certain parcel of rand located in the towns of Exeter and Stratham, Rockingham County, New Hampshire, northerly of Route 101 -D, northeasterly of New Hampshire Route 51, and westerly of Marin Way, shown as Lot 1 on a plan entitled “Subdivision Plan, Stratham NH” for Renwick Realty Trust, dated May 8, 1984, prepared by Kimball Chase Company, Inc., Portsmouth, New Hampshire, and recorded as Plan D-12522 with the Rockingham County Registry of Deeds, being more particularly described as follows:

Beginning at a point at the intersection of the westerly line of Marin Way and northerly line of Route 101D;

THENCE	running N 64° 40’ 20” W a distance of 140.55 feet along Route 101-D to a point at the intersection of the Right-of- Way of Route 101-D and Route 51

THENCE	running the following courses along the Right-of-Way of New Hampshire Route 51;

N 46° 25’ 03” W	a distance of 961.95 feet to a point;
N 30° 25’ 25” W	a distance of 696.55 feet to a point;
N 22° 17’ 37” W	a distance of 389.87 feet to an iron pin at the northwesterly comer of land of Beatrice Rollins;

THENCE	running the following courses along land now or formerly of Beatrice Rollins;

N 57° 47’ 26” E	a distance of 59.04 feet to the end of a stone wall;
N 61° 58’ 58” E	a distance of 245.46 feet to a drill hole;
N 60° 03’ 55” E	a distance of 124.80 feet to a drill hole;
N 61° 31’ 08” E	a distance of 171.11 feet to a drill hole at the northeast comer of the herein described parcel;

THENCE	running the following courses along Lot 2 as shown on the above referenced plan;

S 40° 31’ 35”E	a distance of 760.65 feet to a point;
S 80° 11’ 03” E	a distance of 259.08 feet to a point;
S 63° 40’ 00” E	a distance of 100.00 feet to a point on a curve; along an arc to the left of radius 440.00 feet and length 52.85 feet to a point; along an arc to the left of radius 753.50 feet and length 487.10 feet to a point; along an arc to the left of radius 327.12 feet and length 266.63 feet to a point at the westerly line of Marin Way;

AMENDMENT TO AND RESTATEMENT OF NOTICE OF LEASE

THENCE	running along the westerly line of Marin Way the following courses;

S 21° 19’ 40” W	a distance of 136.96 feet to an iron pin; along an arc to the left of radius 705.53 feet and length 258.59 to an iron pin; along an arc to the right of radius 455.00 feet and length 198.53 feet to an iron pin; along an arc to the right of radius 30.00 feet and length 47.12 feet to the point of beginning;

Together with non-exclusive easement to install sewer, water and gas lines over property of John and Phyllis Maher as set forth in Easement Agreement dated June 27, 1984 between John and Phyllis Maher and Susan Conway, Trustee of Renwick Realty Trust, and recorded in Book 2499, Page 1337.

Together with non-exclusive easement tin install sewer, water and gas lines over property of Exeter & Hampton Electric Company as set forth in Easement dated January 31, 1985 and recorded in Book 2531, Page 654.

Together with non-exclusive easement for ingress and egress over Lot 2 as shown on Subdivision Plan as set forth in Easement Agreement dated January 30, 1985 and recorded in Book 2531, Page 659.

AMENDMENT TO AND RESTATEMENT OF NOTICE OF LEASE

Exhibit D

Alterations to the Fitness Center

Exhibit D

Certificate of Substantial Completion

The undersigned, as Tenant’s Representative and Tenant’s Architect, pursuant to Appendix V-B (Work Letter), Section 8, under that certain Lease dated September 30th, 2016 between Albany Road – 100 Domain, LLC as Landlord and Vapotherm, Inc. as Tenant, hereby ratify and affirm November 30, 2016 as the date of “Substantial Completion” and December 1 as the “Commencement Date” as those terms are define in said Lease.

Date:    September 1, 2017

Tenant’s Architect:
Udelsman Associates

By:	/s/ David Udelsman

David Udelsman, its owner

Tenant’s Representative:

By:	/s/ John Coolidge
John Coolidge
Vice President of Operations
Vapotherm, Inc.